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                                                                    EXHIBIT 99.2

      JANUARY 7, 2003 9:00A.M. EST - 2002 FOURTH QUARTER CREDIT ACTIONS
                               CONFERENCE CALL

OPERATOR: Good day ladies and gentlemen and welcome to the Huntington Bancshares Fourth Quarter Credit Actions conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. As a reminder this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Jay Gould. Mr. Gould you may begin.

JAY GOULD:

Thank you Meagan (ph). And welcome to today's conference call. I'm Jay Gould, Director of Investor Relations. Before formal remarks, some usual housekeeping items. Copies of the slides we will be reviewing can be found on our website Huntington.com. This call is being recorded and will be available as a rebroadcast starting around noon today.

Please call the investor relations department at 614-480-5676 for more information on how to access these recordings or playback or if you have difficulty getting a copy of the slides.

Today's discussion including the Q&A period may contain forward-looking statements as defined by the Private Securities Litigation Reform act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risks and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties please refer to the slide at the end of today's presentation and material filed with the SEC including our most recent 10-K, 10-Q and 8-K filings.

One last note. The purpose of today's call is to discuss only the announced fourth quarter credit actions and we intend to keep the subject matter limited solely to this discussion. As you know we will announce fourth quarter results on January 16th with a conference call at 1:30 p.m. Eastern time. Any questions related to other aspects of fourth quarter results beyond the materials contained in the press release or this conference call's slides, as well as any 2003 outlook questions, will be taken at that time and not today. We appreciate your understanding about this.

With those ground rules let's begin.

Turning to Slide 2, participating in today's call will be Tom Hoaglin, Chairman and President and Chief Executive Officer and Mike McMennamin, Vice Chairman and Chief Financial Officer. Today's presentation will take about 10 minutes and we want to get to your questions, so let's get started.

Tom?

TOM HOAGLIN:

Thank you Jay. Welcome everyone. Thanks for joining us today. Slide three highlights the fourth quarter credit actions we announced yesterday afternoon. Let me review them with you.

First we sold $47 million in non-performing assets. This will result in incremental fourth quarter charge-offs of $21 million. These non-performing assets represented 22 relationships and were geographically spread throughout our footprint. The largest individual credit was for $12 million with the next largest around $3 million. These were primarily in the manufacturing, services, and commercial real estate related sectors and included $14 million of shared national credits.

Second, we will charge off 100% of our $30 million credit exposure to a health care finance business. You will recall on November 13th we announced we were putting this credit on non-performing status.


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Why are we taking these actions?

Regarding the healthcare finance credit, and per our earlier announcement, this problem developed rapidly and unexpectedly. The majority of our exposure was to their securitizations, which had a high investment grade rating. Significant uncertainties continue to surround this credit including allegations of fraud. We feel it prudent to put this entire exposure behind us.

A top priority over the last two years has been to build a fortress balance sheet and engrain a strong credit culture at Huntington. To that end we've taken a series of actions, including bringing in outside talent to head a senior lender position, strengthening our loan review and workout areas, and in 2001 increasing our loan-loss reserve ratio reflecting the weak economy and quality of loans in our portfolio.

Specifically regarding the strengthening of our loan-loss reserve, you will recall that at March 31, 2001 this ratio was 1.45%. By June 30 of that year this had increased to 1.76% and then to 2.05% at December 30, 2001. Since then it has remained at around this level and was 2.00% at September 30 of this year, the third strongest ratio among our peers.

Regarding our specialized credit workout group here we again hired outside talent. The primary purpose of this group is the early identification and resolution of problem credit situations. In working out problem credits, history shows that often the lowest losses are the first losses.

Late in the fourth quarter of 2002 this group saw an economically attractive opportunity to sell $47 million of non-performing assets. We think it's in our shareholder's best interest to take advantage of this opportunity.

What are the results of these actions?

First, these actions will have no net earnings impact on the 2002 fourth quarter results we will be announcing on January 16. Existing loan-loss reserves are sufficient to absorb the related charges.

Second, our non-performing asset coverage ratio increases to 269% from 191% at the end of September, one of the highest among our peers.

And third, our loan-loss reserve ratio decreases from 2.00% to 1.76%. This remains well above the third quarter of 1.47% peer median. We are very comfortable with the adequacy of our loan-loss reserve at 1.76%.

Let me turn the presentation now over to Mike. He will review the numbers with you. Mike?

MIKE MCMENNAMIN:

Thanks Tom. Slide four highlights the impact of these credit decisions on fourth quarter results.

The table shows high-level credit quality data for the third and fourth quarters both before and after the impact of these actions. I'm going to review each.

Non-performing assets at September 30 were $214 million and represented 1.05% of loans and other real estate owned. In our October 17 earnings conference call we indicated that our expectations at that time were for a reduction in non-performing assets by the end of the year. However as we noted in our November 13 8-K filing, given the $30 million healthcare finance credit going to non-accrual status this quarter, we, at that time, expected year-end non-performing assets to be relatively flat with maybe a modest decline in the non-performing asset ratio, reflecting expected fourth quarter loan growth.

As we show in this table in the before column, you will note that non-performing assets would have been unchanged at $214 million as we indicated on November 13.

As a result of the fourth quarter actions that have been outlined, non-performing assets ended the year at $137 million, down $77 million from September 30. This $77 million decline represents (1) $47 million of sold non-performing assets plus (2) a $30 million net reduction in other non-performing assets during the quarter. Though we

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still are working with preliminary data, a large portion of the $30 million decline in other non-performing assets is (1) payments on loans during the period and (2) a return to accrual status of those loans.

We're very pleased with the magnitude of the $30 million decline, in that it is in line with our earlier communication that we had in November. It's important to note that the change from the end of the third quarter non-performing assets is not impacted by the $30 million healthcare credit as it was both put on non-performing asset status during the quarter and charged off during the quarter. Our non-performing asset ratio from September 30 drops 40 basis points from 1.05% to 65 basis points.

Net charge offs for the quarter were $44 million, and as was the case with non-performing assets, our fourth quarter expectation would have been for these net charge offs to be relatively unchanged from the third quarter. And as shown in the before column in the table, excluding the impact of these fourth quarter actions we're announcing today, this was the case with net charge offs of $44 million and a charge off ratio of 84 basis points down slightly from 87 basis points in the third quarter.

As a result of these fourth quarter actions, total net charge offs will be $95 million in the quarter with a net charge off ratio of 1.84%. The $51 million increase from the third quarter in net charge offs represents the $21 million charge offs associated with the sold non-performing assets plus a charge off of the $30 million healthcare finance credit.

What's going to be the impact on our reserve ratios?

 Our loan-loss reserve ratio, which was 2.00% at September 30, will decline to 1.76% and is still very strong on both an absolute and a relative basis. Further the non-performing asset coverage ratio improved significantly from 191% to 269%. You can see how these ratios compare to our peers on the next slide.

Slide five shows relative peer rankings for both the loan-loss reserve and the non-performing asset coverage ratio as of September 30. Huntington's December 31 ratios are also shown here, which include the impact of these fourth quarter actions.

Our loan-loss reserve ratio drops 24 basis points to 1.76% but our relative peer ranking drops only from third to fifth and remains well above the 1.47% third quarter peer median. Our non-performing asset coverage ratio increases significantly from 191% a ranking which is just one notch above the peer median of 177% percent at September 30, to 269%, the third highest.

In closing let me make just a couple of comments as to why we believe our year-end 1.76% loan loss reserve ratio is very strong. Let's turn to the next slide six.

As we mentioned in our third quarter call on October 17 we believe that our September 30 loan-loss reserve ratio at 2.00% was much stronger than a virtually identical ratio at the end of 2001 and the 2.0% levels at the end of March and June of 2002. Why was that?

First of al, from June 30 in 2001 we had purposely reduced our shared national credit exposure by $500 million to about $1 billion today.

Second, and as was detailed in our third quarter conference call, over the last two years we have significantly improved the credit quality of auto loan and lease production. For example for auto loans booked in early 2000 the average FICO score was about 700, where any score above 700 is considered A quality. For 2001 FICO scores were about 720. And for the first three quarters of 2002 the FICO scores were above 730. We've had similar trends in our auto lease production during these same time periods.

Third, approximately 70 percent of our 2002 loan growth has been in residential mortgages and home equity loans and lines. And as you know these loan products have very low expected loss rates.

Lastly, as Tom mentioned, since early 2001 we have continually been strengthening our credit culture and this continues today.


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So in sum, while our reserve ratio remained relatively constant at the 2.00%
level during 2002, the risk profile of our total loan portfolio has significantly improved. As such we believe the 1.76% loan loss reserve ratio is still very strong. Let me turn the presentation back over to Tom for closing comments.

HOAGLIN:

Thanks Mike. I want to emphasize Mike's last point before taking your questions.

Those of you who have been following Huntington's transformation know we have made terrific progress on a number of fronts. But I must tell you that one area with which I'm especially pleased, and you should be as investors, has been in strengthening our credit culture.

As we have done it all along the credit chain... from underwriting to workout. I believe this is an essential characteristic of a well-managed bank and a bank that protects its investors' interest.

This completes our prepared remarks. Mike and I will be happy to take your questions. Let me turn the meeting back over to the operator who will provide instructions on conducting the question and answer period. Operator.

OPERATOR:

Thank you. If you have a question at this time please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again if you have a question please press the one key.

Your first question is from Fred Cummings of McDonald Investments.

FRED CUMMINGS: Yes. Good morning Tom and Mike. I had two questions here. The first is of the remaining $137 million of non-performing assets, how much of that would be shared national credits and what are your plans for further dispositions of those credits?

MCMENNAMIN: Fred we're still working with preliminary data but I think there's about $30 million of the remaining $137 million of non-performers. We don't think of the shared national credits in the loan workout sense any different than we do of any of the other credits. We typically would generate a cash flow forecast for the company in question, discount that back to a present value, and make a decision based on what we think that that loan is worth at any given point in time. So there's no real differentiation once it become non-performing. It's into the workout area whether it's a shared national credit or not.

CUMMINGS: OK. Then secondly as it relates to the healthcare credit, the $30 million you charged off, I think I may have missed your earlier comments as to why you charged off the full amount. Do you think there's some potential for a recovery down the road?

MCMENNAMIN: Well that certainly is a possibility. We decided that this issue in all probability would be tied up in litigation for some time. We don't know if there's going to be recoveries on this or not. We've seen estimates that people do expect that they'll get any where from 10% to 25% back. I think that remains to be seen. We thought the conservative approach was to charge 100% of it off and if we're fortunate enough to get some recoveries that's great.

CUMMINGS:  OK.  Thank you.

OPERATOR: Thank you. Your next question is from K.C. Ambrecht of Millenium.

K.C. AMBRECHT: Hi. Thank you very much. A couple of questions for you on your credit: Gentlemen what have your NPAs been written down to by now?

MCMENNAMIN:  I'm sorry.  I missed the question.  What are...?

AMBRECHT: What have your NPAs been written down to? Are they 50 cents on the dollar, 60 cents on the dollar?


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MCMENNAMIN: Well it just depends on the individual asset. As I said we go through a discounted cash flow estimate of the value of each credit. Some will be written down considerably from their book value, some would not be that significant. So it's on a case-by-case situation.

AMBRECHT: OK. Because I'm just trying to decide or figure out if there's going to be any more potential losses in the portfolio. Could you highlight how it's been written down, do you have a good average on what it's been written down to?

HOAGLIN: K.C. this is Tom. I guess what I would say to you is one of the reasons why a bank establishes what it considers to be strong reserves is so that it's able to address like non-accrual or non-performing flow. So we are not so much focused on how far down we have or have not written our non-performing loans, as making sure that our coverage of non-performing loans is really strong. And I hope the numbers that we're announcing today really suggest how firmly committed we are to maintaining a very high coverage ratio.

AMBRECHT: OK. And then just one additional final question; do your watch list trends kind of follow these actions announced today? And also what's the absolute on allocated reserve in terms of dollars?

MCMENNAMIN: Well we as I said earlier we're still dealing with preliminary data. We're not really prepared to talk about the other components of the credit. We will be addressing those issues in our conference call in a couple of weeks.

AMBRECHT:  OK.  Thank you very much.

OPERATOR: Thank you. Again if you have a question please press the one key. Your next question is from Roger Lister of Morgan Stanley.

ROGER LISTER: Yes. On your C & I portfolio, how many of the NPAs are still paying interest? Is that a fairly significant percentage or a small percentage?

MCMENNAMIN: I think most of the non-performing assets are still making payments although we have them on non-performing status.

LISTER: OK. You talk about higher credit quality on auto loan and lease production. How are you doing in terms of used car prices and lease residuals against your expectations because that's more of the immediate risk versus the new loans that you're putting on?

MCMENNAMIN: Well again Roger I think that's something we can talk about in our conference call in a couple of weeks. We really wanted to limit the discussion today just to these credit actions.

LISTER:  OK.  Fair enough.  Thank you.

OPERATOR:  Thank you.  Your next question is from Todd Hagerman of Fox-Pitt
Kelton.

TODD HAGERMAN: Good morning. A couple of questions: One is just if you could talk a little bit further just in terms of the reserve itself, in terms of your comfort level going forward in the sense that you've been, you know, pretty cautious on credit to this point given the status of the economy. Is that the level that you're looking to maintain here for the next couple of quarters given everything that you know? And then second could you give us an update just in terms of the remaining problem loan portfolio of the mix now with the sale that you initiated where does that leave the mix now? Has it shifted much at all with, because you had before a large preponderance of the manufacturing and service credits? And now with the loan sales, is for example, is commercial real estate now taking on a bigger piece of the remaining problem on the portfolio?

MCMENNAMIN: Commercial real estate is not taking on a larger portion of the non-performing assets or problem loans. We still remain relatively comfortable with our commercial real estate portfolio. The two major components of the non-performing assets as we've mentioned in the past have been in the service sector and the manufacturing sector. On the loans that were sold, first of all to put those in perspective, each of those two sectors represented

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about 30% of our non-performing assets at September 30. On the $47 million of loans that were sold 42% of those loans were manufacturing credits and 23% were in the service area.

So we don't think there'll be substantive changes in the mix, the mix of the portfolio after the sale as opposed to before.

HAGERMAN:  OK:  in terms of the reserve level?

MCMENNAMIN: In terms of the reserve level it's really hard for any bank to tell you what they're going to do with their reserves in future quarters. It's a function of what happens to the credit quality of the portfolio, both the consumer and the commercial portfolio. As Tom indicated we are committed to maintaining a very strong reserve in relationship to the quality of the loan portfolio. We feel good about the 1.76% level. We, as we had mentioned I think in an earlier conference call, we're cautiously optimistic about credit quality improvement in 2003, but obviously that's somewhat dependent upon the economy.

So each quarter you look at the reserve and make a determination as to whether or not you feel that your comfortable with the adequacy of that in relationship to your credit quality trends. And we'll continue to do that. So there's nothing new there obviously. But I don't know if that answers your question or not.

HAGERMAN:  Thanks very much Mike.

OPERATOR:  Thank you.  You have a follow-up question from Fred Cummings.

CUMMINGS: Yes. Mike can you touch on the geographic concentration? I really want to focus on do you have a significant amount of the loans being sold out of the Michigan portfolio?

MCMENNAMIN: Fred the loans really were fairly well geographically dispersed. There really are not any large concentrations in any of our areas including Michigan.

CUMMINGS: And then related to that, what about automobile suppliers on the manufacturing side. Was that a major portion of this manufacturing piece that was charged off?

MCMENNAMIN: No. It was not. I think you may recall Fred from an earlier conference call in regard to a question as to how much exposure we had to auto suppliers, as I recall, the number was about $135 million, something like that. So that's not a large part of our portfolio in spite of the fact that we're operating in Ohio and Michigan.

CUMMINGS: OK. And then lastly Mike to go after K.C.'s question further, of the $47 million in loans that were sold, I'd imagine you had some specific reserves allocated against those. And can you speak to whether you charged off much more than the specific reserve that was allocated?

MCMENNAMIN: We would have charged off a little more than the specific reserves that were allocated, Fred, and part of that is just the difference between accounting methodology and economic analysis. If you looked at a company that had cash flow in the future that you expected you are going to be able to realize $20 million, you'd make your determination. Accounting methodology would have you make you make your determination of the amount that you'd need in reserve against that in relationship to the outstanding balance of the loan. When you get ready to sell those assets you discount those cash flows to a present value and so you're always going to have a little bit of a difference just between the present value, the discounted present value and the undiscounted cash flows. So there would have been specific reserves covering a significant portion of these charge offs, but not 100%.

CUMMINGS:  OK.  All right.  Thanks Mike.

OPERATOR:  Thank you.  I am showing no further questions at this time.
GOULD: Very good Operator. We would like to go ahead and thank everybody for participating in today's call and we look forward to our conference at 1:30 p.m. on the 16th. Thank you.

OPERATOR: Thank you ladies and gentlemen. This concludes today's conference call. Thank you for your participation. You may disconnect at this time. Have a good day.

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